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                     May 23, 2022

       Matthew Hidalgo
       Chief Financial Officer
       VISION HYDROGEN Corp
       95 Christopher Columbus Drive, 16th Floor
       Jersey City, New Jersey 07302

                                                        Re: VISION HYDROGEN
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 000-55802

       Dear Mr. Hidalgo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences